Exhibit 4.16

Dated:         2 March 2021

CASTOR MARITIME INC.	(1)

and

THALASSA INVESTMENT CO. S.A.	(2)

FIRST SUPPLEMENTAL AGREEMENT
to the Loan Agreement
dated 30 August 2019

THIS AGREEMENT is dated	2 March 2021

BETWEEN:

(1)
CASTOR MARITIME INC., a corporation duly incorporated in the Republic of Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Borrower”);

(2)	THALASSA INVESTMENT CO. S.A., a corporation duly incorporated in the Republic of Liberia and having its registered address at 80 Broad Street, Monrovia, Liberia (the “Lender”);

AND IT IS HEREBY AGREED as follows:

1.	WHEREAS

1.01 This Agreement is a supplemental agreement to a term loan agreement dated 30 August 2019 (the “Original Agreement”) made between (i) Castor Maritime Inc. (the “Borrower”) incorporated under the laws of the Republic of the Marshall Islands as borrower, and (ii) Thalassa Investment Co. S.A. (the “Lender”) incorporated under the laws of the Republic of Liberia as lender, by which the Lender in accordance with the terms and conditions of the Original Agreement made available to the Borrower a term loan facility of US Dollars Five Million (US$ 5,000,000).

1.02 The Borrower served a Utilisation Request on 30 August 2019 and has drawn the Facility in the amount of US Dollars Five Million (US$ 5,000,000) on 3 September 2019 under the Original Agreement. The Borrower hereby accepts and acknowledges that the amount of the Loan owing to the Lender is on the date hereof US Dollars Five million (US$ 5,000,000) plus interest.

1.03 The Borrower has requested and hereby requests that the Lender grants an extension of six (6) months for repayment of the Loan and interest and the Lender expressed its intention to agree to the abovementioned request of the Borrower subject to the terms and conditions of the Original Agreement, as amended by this Agreement.

1.04 This Agreement sets out the amendments which the parties have agreed to make to the Original Agreement and constitutes an integral part thereof.

2.	DEFINITIONS AND INTERPRETATION

2.01 Unless the context otherwise requires or unless otherwise defined herein, words and expressions defined in the Original Agreement shall have the same meaning when used in this Agreement.

2.02  Unless the context otherwise requires, references in the Original Agreement to “this Agreement” shall be references to the Original Agreement as amended and supplemented by this Agreement and words such as “herein” where they appear in the Original Agreement, shall be construed accordingly.

3.	LENDER’S CONSENT

3.01. The Lender, relying upon the repetition of the representations and warranties of the Original Agreement by the Borrower and reconfirmation of its obligations (as per Clause 5 of this Agreement), agrees and consents to granting an extension of six (6) months for repayment of the Loan and interest, upon and subject to the terms of the Original Agreement as amended by this Agreement.

4.	AMENDMENTS TO THE ORIGINAL AGREEMENT

4.01 It is hereby agreed that with effect from the date of this Agreement Clause 5.01 of the Original Agreement is amended to read as follows:

5.01 (Repayment) The Loan shall be repaid in full on the date that is twenty-four months (24) following the Drawdown Date (the “Maturity Date”).

5.	REPETITION OF ORIGINAL AGREEMENT REPRESENTATIONS AND WARRANTIES AND RECONFIRMATION BY THE BORROWER

5.01 The Borrower and the Lender represent and warrant that the representations and warranties in Clause 7 of the Original Agreement remain true at the date of this Agreement and are repeated herein as if contained in this Agreement and as if made with reference to the facts and circumstances existing on the date hereof in connection with this Agreement.

5.02 The Borrower hereby reconfirms its obligations under the Original Agreement and its compliance with the covenants contained in Clause 9 of the Original Agreement.

6.	CONDITIONS PRECEDENT

6.01 (Conditions concerning corporate authorisation) The granting by the Lender to the Borrower of an extension to the repayment of the Facility shall be subject to the conditions that prior to and/or simultaneously with the execution of this Agreement or on any such other longer period as the Lender may agree, the Lender shall have received the following documents and evidence in form and substance reasonably satisfactory to the Lender, unless the Lender has specifically waived any of the following documents:

(i) a recent certificate of incumbency of the Borrower signed by the secretary or a director of the Borrower stating its officers and/or its directors and/or its shareholders;

(ii) minutes of meeting of the board of directors of the Borrower at which there is approval of the entry into, execution, delivery and performance of this Agreement;

(iii) evidence of the due authority of any person signing this Agreement, and any other documents executed or to be executed pursuant hereto on behalf of the Borrower.

7.	MISCELLANEOUS

7.01 (Counterparts) This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

7.02 Save for the amendments set forth in this Agreement, all other terms of the Original Agreement remain unchanged and in full force and effect.

7.03 The Original Agreement and this Agreement constitute an integral document which is valid and binding upon its parties in accordance with its terms.

7.04 Each Party shall bear its own costs of, and incidental to, the preparation, negotiation, execution and implementation of this Agreement.

7.05 (Governing Law and Jurisdiction) Clause 12 (Governing Law and Jurisdiction) of the Original Agreement, shall apply to this Agreement as if it was expressly incorporated in this Agreement with any necessary modifications.

IN WITNESS whereof, the parties hereto have caused this agreement to be duly executed the day and year first above written.

SIGNED by Petros Panagiotidis for and on behalf of CASTOR MARITIME INC. the Borrower	) ) ) ) )	__________________

SIGNED by Loucas Hadjiyiangou for and on behalf of THALASSA INVESTMENT CO. S.A. the Lender	) ) ) )	__________________

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